UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2010

ACTION ACQUISITION CORPORATION
 (Exact name of registrant as specified in its charter)

Cayman Island	000-52341	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Shenzhen ORB-Fortune New-Material Co., Ltd
Room O-R, Floor 23, Building A, Fortune Plaza	518040
Shennan Road, Futian District
Shenzhen, Guangdong
People’s Republic of China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86(755) 8204-6828

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective October 22, 2010, Action Acquisition Corporation, a Cayman Islands exempted company (the “Company”), entered into a stock purchase agreement with Hebei Xinhua Rubber Sealing Group Liuzhou Sealing Co., Ltd., a company registered in the People’s Republic of China (“Liuzhou Rubber Sealing”), and Liuzhou Rubber Sealing’s shareholders. Pursuant to the terms of the stock purchase agreement among the parties (the “Stock Purchase Agreement”), at the closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing”), all of the issued and outstanding shares of Liuzhou Rubber Sealing will be exchanged for 2.06 million ordinary shares of the Company.  As a result of the share exchange, Liuzhou Rubber Sealing will become a wholly owned subsidiary of the Company. The Stock Purchase Agreement is provided as Exhibit 2.1 hereto.  The Company announced the proposed stock purchase in a press release on October 25, 2010, which is provided as Exhibit 99.1 hereto.

Founded in November 2006, Liuzhou Rubber Sealing manufactures rubber gaskets and sealants for automobile window and doors and has manufacturing facilities located in the New Industrial Park of Liuzhou City, Guangxi Province, China.  Liuzhou Rubber Sealing employs 280 people, including 45 engineers and technicians and reported revenues of RMB 40 million (approximately US$5,993,955) for 2009.

The Stock Purchase Agreement contained such representations, warranties, obligations and conditions as are customary for transactions of the type governed by such agreements. The Closing is currently scheduled to occur on November 3, 2010, subject to the completion of due diligence.

The Company currently has 15,556,362 ordinary shares and 98,885.37 preference shares of the Company's capital stock issued and outstanding. Following the Closing, assuming the conversion of the 98,885.37 preference shares and the share consolidation to be voted upon by shareholders on November 2, 2010, there will be 17,133,991 ordinary shares and no preference shares of the Company's capital stock issued and outstanding.

As of the date of the Stock Purchase Agreement and currently, there were no material relationships between the Company and Liuzhou Rubber Sealing, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors, other than in respect of the Stock Purchase Agreement.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement which is filed as an exhibit hereto and incorporated herein by reference.

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES.

2.06 million ordinary shares of the Company will be issued to the shareholders of Liuzhou Rubber Sealing in exchange for all of the issued and outstanding shares of Liuzhou Rubber Sealing pursuant to the Stock Purchase Agreement, described in Item 1.01 above, and incorporated herein by reference.  The share issuance will be made pursuant to the exemption available under Section 4(2).  The share issuance will not be a public offering as it will, if consummated, be between only the Company and the two shareholders of Liuzhou Rubber Sealing.

ITEM 9.01             FINANCIAL STATEMENT AND EXHIBITS.

 (d)           EXHIBITS

Exhibit No.	Description
2.1	Stock Purchase Agreement dated October 25, 2010 by and among Action, Liuzhou Rubber Sealing and Liuzhou Rubber Sealing’s shareholders.
99.1	Press Release, dated October 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ACTION ACQUISITION CORPORATION

Date: October 26, 2010	By:	/s/ Junning Ma
Junning Ma President and Chief Executive Officer